AGREEMENT

      THIS AGREEMENT is made and effective as of the 5th day of March 1999 by and between DREAMWEAVERS N.V. having a mailing address at Inter Trust Antilles N.V. Landhuis Joonchi Kaya Richard J. Beaujon Curacao N.A. (hereinafter "DREAM"); FEDERAL AFFORDABLE HOUSING CORP., a Minnesota corporation having a mailing address at 1616 Gulf-to-Bay Blvd., Suite C, Clearwater, Florida 33765, USA (hereinafter "FEDERAL"); AAA Homes Inc., a Florida corporation having a mailing address at 1616 Gulf-to-Bay Blvd., Clearwater, Florida 33765, USA (hereinafter "AAA").

                              W I T N E S S E T H:

      WHEREAS, FEDERAL is a publicly traded company on the NASDAQ Bulletin Board trading symbol "FAHS" and is a development state company engaged in real estate in Central Florida; and FEDERAL has agreed to restructure itself into a holding company by divesting itself of all its existing assets and liabilities, and acquiring the USA rights to the "Concept" exploiting an animation of media products known as "Robin and the Dreamweavers" within the USA;

      WHEREAS, DREAM is a company incorporated in Curacao, Netherlands Antilles and has agreed to license and assign the USA rights to the "Concept" exploiting an animation of media products known as "robin and the Dreamweavers" within the USA, in exchange for the issuance of the 16,000,000 restricted common shares of FEDERAL common stock, and DREAM hereby grants to FEDERAL the USA rights to the "Concept" Robin and the Dreamweavers on terms and conditions as contained in "The Heads of the License and Royalty Agreement" attached hereto as Exhibit "A"; and

      WHEREAS, AAA has agreed to acquire all of the assets currently owned by FEDERAL and to assume all of the liabilities of FEDERAL as of December 31, 1998.

      NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL UNDERTAKINGS OF THE PARTIES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED BY, BETWEEN AND AMONG THE PARTIES, AND THE PARTIES HERETO, WISHING TO BECOME LEGALLY BOUND UNDER THE TERMS OF THIS AGREEMENT, HEREBY AGREE AS FOLLOWS:

      1. FEDERAL hereby agrees to restructure itself into a company with no assets or liabilities and in order to take an advantage of an opportunity in the entertainment business, FEDERAL has agreed to arrange for the retirement of all outstanding stock options or warrants and for the issuance of common stock to compensate all salaries or consulting fees due, up to a maximum of no more than 1,000,000 of common stock to be outstanding after taking into consideration all issued and outstanding shares.


                               Exhibit Number 6.1

      2. FEDERAL has agreed to sell, assign and transfer all of its assets to AAA. In exchange for AAA unconditionally assuming liability for any and all liabilities of FEDERAL, due and owing by FEDERAL as of December 31, 1998, including but not limited to all notes payable mortgages obligations relating to real property owned by FEDERAL, trading debt, professional fees, State or Federal Taxes, lease payments, royalties and any other obligations relating to prior conduct of business of FEDERAL and/or any other assets investments or liabilities acquired by FEDERAL prior to December 31, 1998 shall be transferred to AAA and FEDERAL shall have no further claims or interest therein.

      3. FEDERAL shall file all financial statements Form 10K and 10Q's due up to and including December 31, 1998, such filings shall be concluded no later than January 31, 1999, showing an authorized number of shares of 20 million.

      4. DREAM hereby grants the USA rights to the "Concept" Robin and the Dreamweavers to FEDERAL in exchange for the delivery by FEDERAL of 16,000,000 shares of restricted common stock to DREAM and FEDERAL hereby agrees to deliver upon execution of this Agreement the resignations of all current officers and directors of FEDERAL and the Board resolution confirming the appointment of the directors and officers nominated by DREAM namely Dirk W. Peschar as President, CEO, Secretary and Director.

      5. DREAM hereby agrees to arrange for a non-affiliated third party investors to purchase up to 2,000,000 shares of common stock of FEDERAL. FEDERAL hereby agrees to sell up to 2,000,000 shares of restricted common stock for a purchase consideration of Ten Million Dollars ($10,000,000). The shares shall be issued pursuant to a Rule 508 offering and shall be delivered as restricted common stock together with a legal opinion confirming the sale pursuant to an exemption under the 1933 SEC Act. All costs and responsibilities for the 506 Offering and this transaction shall be paid by responsibility and arranged by LaSalle Group Ltd. and the new board of directors will have the responsibility to ensure compliance with all Federal and State Laws applicable to the offering.

      6. Each party shall be liable for its own legal costs which they incur in connection with this Agreement and/or any subsequent Agreements.

      7. All of the parties agree that they have the right to enter into this Agreement and to perform this Agreement without any conflicts of interest, and this Agreement contains the entire agreement of the parties and may not be changed or amended orally.

      8. The parties agree that time is of the essence of this Agreement and that if this Agreement falls to close within five (5) business days following the date of execution of this Agreement, than and in that event, this Agreement shall be null, valid and of no effect, and the parties hereto shall be relieved of any legal liabilities whatsoever concerning the terms of this Agreement.

      9. This Agreement may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same document. Facsimile signatures shall have the same binding effect as original signatures. All communications required to be given under the terms and conditions of this Agreement shall be sent by Facsimile, with hard copy to follow by commercial communication at the address set forth in the preamble to this Agreement, unless the party entitled to receive such notice has given the party charged with the sending of such notice, a new mailing address or telefax number. Such communication shall be deemed as received by the receiving party upon an actual delivery receipt from telefax or commercial delivery service.

      10. This Agreement shall be binding upon the parties hereto, their heirs, administrators, legal representatives, trustee or any other parties in privy with the parties, including their agents, servants and employees.

      11. Jurisdiction and venue for purposes of enforcing the terms and conditions of this Agreement shall vest in the courts of Competent Jurisdiction in Las Vegas, Nevada. In the event of any litigation arising under or by virtue of the terms of this agreement or the business transactions between the parties as created by this Agreement, the prevailing party to such litigation, in addition to any other remedies otherwise allowable by law, shall be entitled to an award of reasonable attorneys' fees and costs at all stages of the litigation, including review.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

                                        DREAMWEAVERS, N.V.

                                        By: INTERTRUST (ANTILLES) N. V.

                                        By: /s/  G. Elias
                                           ------------------------------------
                                           G. Elias
                                           Managing Director


                                        FEDERAL AFFORDABLE HOUSING CORP.

                                        By: /s/  Richard E. Metz
                                           ------------------------------------
                                        As: President
                                           ------------------------------------


                                        AAA HOMES, INC.

                                        By: /s/  Richard E. Metz
                                           ------------------------------------
                                        As: President
                                           ------------------------------------

                   HEADS OF THE LICENSE AND ROYALTY AGREEMENT

      HEADS OF THE LICENSE AND ROYALTY AGREEMENT, dated as of the 2nd day of November 1988, between DREAMWEAVERS N.V., a company organized under the laws of Curacao ("Dreamweavers N.V.") and AMERICAN DREAM ENTERTAINMENT, INC. (formally Federal Affordable Housing Inc., a corporation organized under the laws of the State of Minnesota USA ("American Dream").

1. Recitals

      WHEREAS, Dreamweavers N.V. has developed a concept for ("Concept"); exploiting an animation of media products known as "Robin and the Dreamweavers" within the USA; and

      WHEREAS, American Dream desires to obtain from Dreamweavers N.V. the exclusive right to market the Concept of "Robin and the Dreamweavers," the trademark and all merchandising within the United States of America.

      NOW, THEREFORE, in consideration and understanding that the respective lawyers of both parties will detail the exact wording of the hereby agreed head of agreement within three (3) months as set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

2. Representations by Dreamweavers N.V.

      Dreamweavers N.V. represents that:

      a.    it has the right to enter into this Agreement;

      b. it has no other agreements and has not granted to any other person or entity any right, License or Royalty Agreement, or any other right or privilege in the Concept for the United States of America;

      c. it is in a position to enter into and perform this Agreement without any conflicts of interest; and

3. Representation by American Dream

      American Dream represents that:

      a.    it has the right to enter into this Agreement;

      b. it will devote sufficient time and effort to the exploitation of the rights granted hereunder; and

      c. it is in a position to enter into and perform this Agreement without any conflicts of interest.

4. Consideration

      As consideration for the exclusive right to market "Robin and the Dreamweavers" within the continental USA, American Dream shall pay Dreamweavers N.V. a royalty fee of three percent (3%) of the revenues generated by American Dream from the exploitation of the marketing and/or operation of "Robin and the Dreamweavers," or any portion thereof. In addition, American Dream agrees to purchase from Dreamweavers N.V. and its affiliated companies the Trademark and exclusive right to commercially exploit the "Robin and the Dreamweavers" products for Five Million Five Hundred Thousand U.S. Dollars ($5,500,000) purchase price, which sum shall be payable on the successful completion of the Private Placement, American Dream is in the process of completing, and Dreamweavers N.V. shall deliver the media products consisting of feature film together with the license for TV production of "Robin and the Dreamweavers," License for the Merchandising "Robin and the Dreamweavers," License for the Music of "Robin and the Dreamweavers," License for Designer Fashion Wear of "Robin and the Dreamweavers," License for the Video of "Robin and the Dreamweavers" and the License for the Private Label Merchandising of "Robin and the Dreamweavers" ancillary products.

      As further consideration for the granting of the exclusive License and Royalty Agreement, American Dream hereby agrees to issue to Dreamweavers N.V. sixteen million (16,000,000) shares of its restricted common stock.

      These shares shall be delivered immediately upon execution of this Agreement at which time the Heads of the License Agreement shall be deemed to be in full force and effect.

5. License

      This License grants to American Dream the exclusive right to utilize the animated media property of Dreamweavers N.V. provided by Dreamweavers N.V. to American Dream for the purpose of commercial exploitation, in all media forms and the marketing of all "Robin and the Dreamweavers" related products and the general operation of the business of exploiting the "Robin and the Dreamweavers" Concept within the continental United States of America.

      Dreamweavers N.V. shall deliver to American Dream by no later than October 30, 2000, the following "Robin and the Dreamweavers" media and ancillary products.

      a.    A master copy of a feature length animated TV movie 72 minutes.

      b. A master copy of the animated television series of 26 episodes each 26 minutes.

      c.    Music production and music albums, CDs.

      d.    Promotional interactive Internet use of the website and games.

      e.    The rights to sell a Robin designer and fashion label.

      f. The rights to ancillary merchandising products of all Robin and the Dreamweavers ancillary products.

6. Royalty

      American Dream shall pay Dreamweavers N.V. a royalty fee of three percent (3%) of the revenues generated by American Dream from the exploitation of the marketing and/or operation of the "Robin and the Dreamweavers" Concept within the continental United States of America.

7. Term

      The term of any License and Royalty Agreement granted hereunder shall remain in effect for fifteen (15) years from the date hereof and thereafter may be extended for an additional five (5) year term upon the mutual agreement of the parties hereto.

      Notwithstanding anything to the contrary, Dreamweavers N.V. may terminate this Agreement upon written notice to American Dream:

            a. if any payment is not made when due; provided, however, that American shall have twenty (20) days from the giving of written notice of such default;

            b. if American Dream defaults in its performance of any term or condition of this Agreement and the default is not cured within thirty (30) days after notice is given to American Dream; or

            c. if American Dream is adjudged bankrupt, declared insolvent, files a petition of voluntary or involuntary bankruptcy, enters into an assignment of assets for the benefit of creditors, or has a receiver appointed.

8. Accounting/Payments

      All payments due hereunder to Dreamweavers N.V. shall be paid on a monthly basis. American Dream shall make and keep full and accurate accounting books and records in sufficient detail to enable payments due to Dreamweavers N.V. to be determined.

9. No Right to sublicense

      American Dream shall have no rights to sublicense any of the rights granted hereunder without the express written permission of Dreamweavers N.V.

10. Infringement

      To be specified but the normal standard clauses to be incorporated in final document.

11. Improvements

      If, during the term of this Agreement, Dreamweavers N.V. makes any improvements in the concept or the mode of using the Concept, or becomes the owner of any improvement either through patents or otherwise, then Dreamweavers N.V. shall make available to American Dream full information regarding the improvement (subject to American Dream entering into a confidentiality agreement acceptable to Dreamweavers N.V.) and, if additional terms (financial and otherwise) shall be agreed upon by the parties hereto, such improvement shall be included in any grant made hereunder.

      If during the term of this Agreement American Dream makes any improvements or modifications to the "Robin and the Dreamweavers" concept, American Dream will provide Dreamweavers N.V. full access and technical information regarding such improvements and obtain the approval of Dreamweavers N.V. prior to implementing such modifications.

12. Governing Law, Jurisdiction

      This Agreement shall be governed by and construed in accordance with the laws of the Netherlands Antilles.

13. Notices

      Any notices or other communications required or permitted hereunder to be effective shall be in writing and shall be deemed to have been duly given or made when personally delivered or, in the case of registered or certified mail, postage prepaid, two or three days after being sent, or, in the case of overnight courier or prepaid telegram, one business day after being sent by such overnight delivery service or by prepaid telegram, addressed in each case as follows:

      If to Dreamweavers N.V.:
      Inter Trust Antilles N.V.
      Landhuis Joonchi Kaya Richard J. Beaujon
      Curacao, NA

      Telephone: (599) 9 736 62 77
      Fax: (599) 9 733 661 61

      If to American Dream Entertainment Inc.:
      C/o NEVADA Corporate Services Inc.
      1800 E. Sahara Suite 107 Las Vegas, NV 89104 USA

14. Amendments and Waivers

      This Agreement may be amended, or any provision of this Agreement may be waived, provided that no such amendment or waiver shall be valid unless set forth in writing executed by the parties hereto or, in the case of a waiver, by the party waiving such provision. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

15. Severability

      If any one or more or any portion of the provisions of this Head of Agreement is deemed to be invalid or unenforceable in any respect for any reason, the parties shall negotiate in good faith to revise the terms of these Heads of Agreement to adjust for the invalidity or unenforceability of such provisions and the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16. Assignability

      The rights granted hereunder shall not be assignable by American Dream. Dreamweavers N.V. may assign its financial interest in this Agreement but may not assign any of the other obligations hereunder.

17. Limitations

      The license shall apply to all commercial rights to "Robin and the Dreamweavers" by American Dream within the Continental United States of America.

      a.    The license will not be assignable to third parties;

      b. All liabilities, direct or consequential, incurred by "Robin and the Dreamweavers" by American Dream shall be borne exclusively by American Dream.

      IN WITNESS WHEREOF, American Dream Entertainment Inc. and Dreamweavers N.V. have executed this Agreement as of the day and year first above written.

                                        AMERICAN DREAM
                                        ENTERTAINMENT, INC.

                                        By:
                                           ------------------------------------
                                        As:
                                           ------------------------------------


                                        DREAMWEAVERS, N.V.

                                        By: INTERTRUST (ANTILLES) N.V.

                                        By:
                                           ------------------------------------
                                              G. Elias
                                              Managing Director

                                  BILL OF SALE

      BE IT KNOWN, for good consideration, and in payment of the sum of one hundred dollars the receipt and sufficiency of which is acknowledged, the undersigned _______________________ of Federal Affordable Housing Corp. (Seller) hereby sells and transfer to AAA Homes Inc. of 1616 Gulf to Bay Blvd., Clearwater, FL (Buyer) and the Buyer's successors and assigns forever, the following described chattels and personal property:

Federal Affordable Housing Corp. has agreed to sell, assign and transfer all of its assets to AAA Homes Inc. In exchange for AAA Homes Inc., unconditionally assuming liability for any and all liabilities of Federal Affordable Housing Corp., due and owing by Federal Affordable Housing Corp. as of December 31, 1998 including but not limited to all notes payable mortgages obligations relating to real property owned by Federal Affordable Housing Corp., trading debt, professional fees, State or Federal Taxes, lease payments, royalties and any other obligations relating to prior conduct of business of Federal Affordable Housing Corp. and/or any other assets investments or liabilities acquired by Federal Affordable Housing Corp. prior to December 31, 1998 shall be transferred to AAA Homes Inc. and Federal Affordable Housing Corp. shall have no further claims or interest therein. This is being done in accordance with the attached agreement between Federal Affordable Housing Corp. and American Dream Entertainment, Inc.

      The Seller warrants to Buyer it has good and marketable title to said property, full authority to sell and transfer said property, and that said property is sold free of all liens, encumbrances, liabilities and adverse claims of every nature and description whatsoever.

      Seller further warrants to Buyer that it will fully defend, protect, indemnify and hold harmless the Buyer and its lawful successors and assigns from any adverse claim made thereto by all persons whomsoever.

      Said property is otherwise sold in "as is" condition and where presently located.

      Signed this 31st day of December, 1998.

Signed in the presence of:


/s/  Christine M. Gard                      /s/ Richard E. Metz
---------------------------------------     -----------------------------------
Witness                                     Seller

Christine M. Gard                           1616 Gulf to Bay Blvd.,
---------------------------------------     -----------------------------------
Print Name of Witness                       Address of Seller

2245 Cypress Pr. Dr. E., Clearwater, FL     /s/Richard E. Metz
---------------------------------------     -----------------------------------
Address of Witness                          Buyer

                                            1616 Gulf to Bay
                                            -----------------------------------
                                            Address of Buyer


                               Exhibit Number 6.1